Audit Committee of the
  Board of Directors
Community First Bancorp, Inc.
Madisonville, Kentucky


We consent to the incorporation by reference in the registration statements of Community First Bancorp, Inc. (Company) on Form S-8 (SEC File Nos. 333-116450 and 333-125769) of our report dated April 5, 2007, on our audit of the consolidated financial statements and financial statement schedules of the Company as of December 31, 2006 and 2005 and for the years then ended, which report is included in the Annual Report on Form 10-KSB, for the year ended December 31, 2006.


                                          /s/ King + Company, PSC


Louisville, Kentucky
April 10, 2007